PROSPECTUS

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                                 [LOGO CITICORP]

                              DIVIDEND REINVESTMENT

                         AND COMMON STOCK PURCHASE PLAN
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          The Dividend Reinvestment and Common Stock Purchase Plan (the "Plan")
of Citicorp provides owners of shares of common stock, $1.00 par value, of Citicorp ("Common Stock") with a convenient and economical method of investing optional cash deposits and cash dividends paid on the Common Stock in additional shares of Common Stock without payment of any brokerage commission or service charge.

         The price to be paid for shares of Common Stock purchased under the Plan will be a price reflecting a discount of 0% to 5% from the Market Price for the investment of optional cash deposits and for the reinvestment of cash dividends. The discount from the Market Price has been set at 0% for the past two years. A broker, bank or other nominee may reinvest dividends and make optional cash deposits on behalf of Beneficial Owners. Participants currently enrolled in the Plan will continue to participate until their participation is modified or terminated by written request as specified below.

         Financial intermediaries may engage in positioning transactions in order to capture dividends paid to stockholders or to benefit from the discount, if any, from the Market Price applicable under the Plan to shares of Common Stock acquired through the reinvestment of dividends and, with respect to any related sales of Common Stock, such financial intermediaries may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

         A glossary of the defined terms used herein appears on page 21.

         As of the date hereof, 10,015,011 shares of Common Stock have been registered and remain available for sale under the Plan. Participants should retain this Prospectus for future reference.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIESCOMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THECONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARENOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

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         This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Citicorp. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

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               The date of this Prospectus is February 26, 1998.


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                              AVAILABLE INFORMATION

         Citicorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As required by the Exchange Act, Citicorp files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any Citicorp reports, proxy statements and other information filed with the Commission at the Commission's Public Reference Room in Washington, D.C. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of its Public Reference Rooms. Citicorp's Commission filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Certain of these filings are available to the public on Citicorp's Internet site (http://www.citicorp.com). Citicorp's common stock is listed on and such filings can be inspected at the offices of the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by Citicorp are incorporated by reference in this Prospectus as of their respective filing dates:

          (1) Annual Report and Form 10-K for the year ended December 31, 1997, filed pursuant to Section 13 of the Exchange Act;

          (2) Current Report on Form 8-K, dated January 20, 1998, filed pursuant to Section 13 of the Exchange Act; and

          (3) Form 10 Registration Statement (File No. 1-5738), filed pursuant to Section 12 of the Exchange Act on August 23, 1968, including amendments thereto.


         All of the following documents which are filed with the Commission pursuant to the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered by this Prospectus are incorporated by reference into and are a part of this Prospectus:

o Reports filed by Citicorp pursuant to Sections 13(a) and (c) of the Exchange Act;

o         Any definitive proxy or information statements filed pursuant to
          Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

o         Any reports filed pursuant to Section 15(d) of the Exchange Act.

         Any statement contained in this Prospectus or in a document incorporated by reference in this Prospectus is modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is incorporated by reference in this Prospectus or in the Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this Prospectus.

         Citicorp will provide without charge to each person to whom this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or telephone requests should be directed to Citicorp, 399 Park Avenue, New York, New York 10043, Attention: Investor Relations Department, (212) 559-2718.


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                                TABLE OF CONTENTS

                                                                            Page

Available Information .....................................................    2
Incorporation of Certain Documents by Reference ...........................    2
Citicorp ..................................................................    4
Summary of Offering .......................................................    4
Description of the Plan ...................................................    4
  The Plan ................................................................    4
  Purpose .................................................................    4
  Participant Options .....................................................    5
  Advantages and Disadvantages ............................................    5
  Administration ..........................................................    6
  Participation ...........................................................    6
  Purchases ...............................................................    9
  Optional Cash Deposits ..................................................   10
  Costs ...................................................................   13
  Reports to Participants .................................................   13
  Certificates of Shares ..................................................   13
  Withdrawal of Shares in Plan Accounts ...................................   14
  Termination of Participation ............................................   14
  Rights Offerings, Stock Dividends and Stock Splits ......................   15
  Voting Rights ...........................................................   15
  Federal Income Tax Consequences to Participants .........................   15
  Responsibility of Citicorp and the Plan Administrator ...................   17
  Suspension, Modification or Termination of the Plan .....................   17
  Other Information .......................................................   18
Use of Proceeds ...........................................................   19
Plan of Distribution ......................................................   19
Experts ...................................................................   20
Legal Matters .............................................................   20
Indemnification of Directors and Officers .................................   20
Glossary ..................................................................   21
Important Dates for Optional Cash Deposits in 1998 and 1999 ...............   22
Important Telephone Numbers ...............................................   22


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                                    CITICORP

         Citicorp is a holding company incorporated under the laws of Delaware on December 4, 1967. Its principal subsidiary is Citibank, N.A. ("Citibank"). The principal office of Citicorp is located at 399 Park Avenue, New York, New York 10043; its telephone number is (212) 559-1000.

         Through its subsidiaries and affiliates, including Citibank, Citicorp is a global financial services organization serving the financial needs of individuals, businesses, governments and financial institutions in the United States and throughout the world.

                               SUMMARY OF OFFERING

         The Plan provides owners of Common Stock with a convenient and economical method of investing optional cash deposits and cash dividends paid on the Common Stock in additional shares of Common Stock without payment of any brokerage commission or service charge.

         The price to be paid for shares of Common Stock purchased under the Plan will be a price reflecting a discount of 0% to 5% from the Market Price for the investment of optional cash deposits and for the reinvestment of cash dividends.

The discount from the Market Price has been set at 0% for the past two years.

         Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no maximum number of shares that can be issued pursuant to the reinvestment of dividends.

          As of the date hereof, 10,015,011 shares of Common Stock have been registered and remain available for sale under the Plan.

         Citicorp has not issued shares under the optional cash deposit feature of the Plan pursuant to any waiver of the $5,000 maximum monthly purchase limit during the past two years.

         Citicorp does not have any formal or informal understanding with any financial intermediary to purchase shares of Common Stock pursuant to the optional cash deposit feature of the Plan. The extent of such financial intermediaries' future participation under the Plan, if any, cannot be estimated at this time. Participants that are financial intermediaries that acquire shares of Common Stock under the Plan with a view to distribution of such shares may be deemed to be underwriters within the meaning of the Securities Act.

         Financial intermediaries may engage in positioning transactions in order to capture the dividends paid to stockholders of record or to benefit from the discount, if any, from the Market Price applicable under the Plan to shares of Common Stock acquired through the reinvestment of dividends. With respect to any related sales of Common Stock, such financial intermediaries may be deemed to be underwriters within the meaning of the Securities Act. Such transactions may cause fluctuations in the trading volume of the Common Stock.

                             DESCRIPTION OF THE PLAN

The Plan

         The Plan was approved by Citicorp's Board of Directors effective as of July 13, 1992.

         The following questions and answers set forth the provisions of and constitute an amendment and restatement of the Citicorp Dividend Reinvestment and Common Stock Purchase Plan. Holders of Common Stock who do not participate in the Plan will continue to receive cash dividends, as declared, in the usual manner. The text of the Plan, as so amended and restated, is as follows:

Purpose

1. What is the purpose of the Plan?

                    The Plan provides eligible holders of Common Stock with a convenient and economical method of investing cash dividends and optional cash deposits in additional shares of Common Stock without payment of any brokerage


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          commission or service charge. The Plan may also be used by Citicorp to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through Citicorp's ability to waive limitations applicable to the amounts which Participants may invest pursuant to the Plan's optional cash deposit feature. See Question 18 for information concerning limitations applicable to optional cash deposits and certain of the factors considered by Citicorp in granting waivers. Citicorp has no present intention of accepting optional cash deposits in excess of $5,000 per month from any Participant.

                    To the extent shares issued under the Plan are purchased from Citicorp rather than acquired in the open market, Citicorp will receive additional funds for general corporate purposes.

                    The Plan is intended for the benefit of investors in Citicorp and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of the Common Stock. Under certain circumstances, it is possible for financial intermediaries to engage in positioning transactions in order to capture dividends paid to stockholders of record or to benefit from the discount, if any, from the Market Price applicable under the Plan to shares of Common Stock acquired through the reinvestment of dividends. Such transactions may cause fluctuations in the trading volume of the Common Stock.

                    Citicorp reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Stock in order to eliminate practices which are not consistent with the purposes of the Plan.

Participant Options

2.      What options are available to Participants who enroll in the Plan?

                    Eligible holders of Common Stock who wish to participate in the Plan (each, a "Participant") may elect to have cash dividends paid on all or a portion of their shares of Common Stock automatically reinvested in additional shares of Common Stock. Cash dividends are paid on the Common Stock when and as declared by the Citicorp Board of Directors. There can be no assurance that Citicorp will continue to declare and pay dividends and, if so declared and paid, what the amount of such dividends may be.

                    Each month, Participants may elect to invest optional cash deposits in additional shares of Common Stock, subject to a minimum per month purchase limit of $100 and a maximum per month purchase limit (subject to waiver) of $5,000. See Question 18 for information concerning limitations applicable to optional cash deposits and the availability of waivers with respect to such limitations. Participants may make optional cash deposits even if dividends on their shares of Common Stock are not being reinvested.

Advantages and Disadvantages

3.      What are the advantages and disadvantages of the Plan?

                    The primary advantages of the Plan are:

                    (a) The Plan provides Participants with the opportunity to reinvest cash dividends paid on all or a portion of their shares of Common Stock in additional shares of Common Stock.

                    (b) The Plan provides Participants with the opportunity to make monthly investments of optional cash deposits, subject to minimum and maximum amounts, for the purchase of additional shares of Common Stock.

                    (c) No brokerage commissions or service charges are paid by Participants in connection with any purchase of shares made under the Plan.

                    (d) All cash dividends paid on Participants' shares can be fully invested in additional shares of Common Stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Plan accounts.


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                    (e) The Plan Administrator, at no charge to Participants,
          provides for the safekeeping of stock certificates for shares credited to each Plan account.

                    (f) Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify Participants' recordkeeping.

                    The primary disadvantages of the Plan are:

                    (a) Because the record date by which decisions to make optional cash deposits must be made may be up to three weeks prior to the related Investment Date, such deposits may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions.

                    (b) If the Market Price of the Common Stock with respect to a Pricing Period is higher than the price of acquiring shares of Common Stock (including transaction costs) on the open market on the related Investment Date, the per share cost of purchasing shares through the optional cash deposit feature of the Plan will result in a higher price being paid than if such shares had been purchased on the open market.

                    (c) Optional cash deposits, which must be received by the Plan Administrator by the record date for the following Pricing Period, will not accrue any interest.

                    (d) Participants will not be able to determine the actual number of shares purchased on their behalf until after the related Pricing Period ends nor will optional cash deposits be returned after five business days prior to the related record date.

                    (e) In the event that Citicorp accepts a Participant's optional cash deposit in excess of $25,000, for each day in the Pricing Period on which the Threshold Price is not met, 1/12 of the optional cash deposit will be returned to such Participant without any interest accrued thereon.

Administration

4.        Who administers the Plan for Participants?

                    A plan administrator (the "Plan Administrator") will administer the Plan, keep records, send statements of account to each Participant and perform other duties related to the Plan. Citibank, a wholly-owned subsidiary of Citicorp, has served as the Plan Administrator since the Plan's inception. Shares purchased for each Participant under the Plan will be held in safekeeping by or through the Plan Administrator until such Participant terminates its participation in the Plan or until a written request is received from such Participant for issuance of a stock certificate for all or a portion of its shares as more fully explained in Question 25.

                    Citicorp may adopt rules and regulations to facilitate administration of the Plan and has the right to replace the Plan Administrator at any time.

                    Citibank also acts as dividend disbursing agent, transfer agent and registrar for the Common Stock.

Participation

5.        Who is eligible to participate?

                    Two types of stockholders are eligible to be "Participants":
          (a) stockholders whose shares of Common Stock are registered on the stock transfer book of Citicorp in their own names ("Registered Owners") and (b) stockholders who beneficially own shares of Common Stock that are registered in a name other than their own (i.e., in the name of a broker, bank or other nominee) ("Beneficial Owners"). Registered Owners may participate directly in the Plan. To participate in the Plan, Beneficial Owners must either become Registered Owners by having such shares transferred into their own names or make arrangements with their broker, bank or other nominee to participate on their behalf (see Questions 6, 8 and 17).


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


                    The right to participate in the Plan is not transferable to another person apart from a transfer of a Participant's underlying shares of Common Stock.

                    Stockholders who reside in jurisdictions in which it is unlawful for Citicorp to permit their participation are not eligible to participate in the Plan.

6. How does an eligible holder of Common Stock enroll in the Plan and become a Participant?

                    A Registered Owner may enroll in the Plan by completing and signing an Authorization Card and returning it to the Plan Administrator. Once enrolled in the Plan, Participants will remain enrolled without further action on their part. If a Participant's shares are registered in more than one name (e.g., joint tenants, trustees), all Registered Owners of such shares must sign the Authorization Card exactly as their names appear on the account registration.

                    In certain situations, major securities depositories, such as The Depository Trust Company (using its nominee Cede & Co.), the Philadelphia Depository (using its nominee Philadep & Co.) and the Midwest Securities Trust Company (using its nominee Kray & Co.), all of which are in the business of safekeeping stock certificates for their participants, will, on Citicorp's stock transfer books, be the Registered Owners of shares of Common Stock. Such depositories hold securities in the name of a nominee for the account of their participants, usually brokers, banks, nominees or other financial intermediaries which, in turn, hold such shares for the benefit of their customers, who are the Beneficial Owners of such shares. To participate in the Plan, Beneficial Owners must also provide a Broker and Nominee Form (a "B&N Form") to the Plan Administrator. See Questions 8 and 17.

                    Current Participants in the Plan who own shares of Common Stock and who wish to continue their participation in the Plan do not need to complete and return a new Authorization Card.

                    If a stockholder returns a properly executed Authorization Card to the Plan Administrator without electing an investment option, such Authorization Card will be deemed to indicate the intention of such stockholder to apply all cash dividends and optional cash deposits toward the purchase of additional shares of Common Stock.

                    Written requests for Authorization Cards and B&N Forms, delivery of optional cash deposits and requests to terminate participation in the Plan or to withdraw Plan Shares should be directed to the Plan Administrator at:

               Citicorp Dividend Reinvestment and Common Stock Purchase Plan Citibank, N.A.
               Sort 5710
               111 Wall Street, 5th Floor
               New York, New York 10043

               or, if using overnight courier service

               Citicorp Dividend Reinvestment and Common Stock Purchase Plan Citibank, N.A.
               111 Wall Street, 5th Floor
                New York, New York 10005 or call (800) 422-2066.

7.        What do the Authorization Card and the B&N Form provide?

                    The Authorization Card appoints the Plan Administrator as agent for the Participant and directs Citicorp to pay to the Plan Administrator each Participant's cash dividends on all or a specified number of shares of Common Stock owned by the Participant on the applicable record date ("Participating Shares"), as well as on all whole and fractional shares of Common Stock credited to a Participant's Plan account ("Plan Shares"). The Authorization Card directs the Plan


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

          Administrator to purchase on the Investment Date additional shares of Common Stock with such dividends and any optional cash deposits made by the Participant. The Authorization Card directs the Plan Administrator to reinvest automatically all subsequent dividends on Plan Shares. Dividends will continue to be reinvested on the number of Participating Shares and on all Plan Shares until the Participant specifies otherwise, terminates its participation, or the Plan is terminated. See Question 6 for additional information about the Authorization Card.

                    The Authorization Card provides for the purchase of additional shares of Common Stock through the following investment options:

          (1) If "Full Dividend Reinvestment" is elected, the Plan Administrator will apply all cash dividends on all shares of Common Stock then or subsequently registered in the Participant's name, including all whole and fractional Plan Shares and all dividends on all Plan Shares, together with any optional cash deposits, toward the purchase of additional shares of Common Stock.

          (2) If "Partial Dividend Reinvestment" is elected, the Plan Administrator will apply all cash dividends on only the number of Participating Shares registered in the Participant's name and specified on the Authorization Card and all cash dividends on all Plan Shares, together with any optional cash deposits, toward the purchase of additional shares of Common Stock.

          (3) If "Optional Cash Deposits Only" is elected, the Participant will continue to receive cash dividends on shares of Common Stock registered in that Participant's name in the usual manner, and the Plan Administrator will apply only optional cash deposits received from the Participant toward the purchase of additional shares of Common Stock.

                    Each Participant may select any one of these three options. In each case, dividends will be reinvested on all Participating Shares and on all Plan Shares held in the Plan account, including dividends on shares of Common Stock purchased with optional cash deposits, until a Participant specifies otherwise or withdraws from the Plan altogether, or until the Plan is terminated. If a Participant would prefer to receive cash payments of dividends paid on Plan Shares rather than reinvest such dividends, those shares must be withdrawn from the Plan by written notification to the Plan Administrator. See Question 25 regarding withdrawal of Plan Shares and Question 28 regarding notification of termination to the Plan Administrator.

                    The B&N Form provides the only means by which a broker, bank or other nominee holding shares of a Beneficial Owner in the name of a major securities depository may invest optional cash deposits on behalf of such Beneficial Owner. A B&N Form must be delivered to the Plan Administrator each time that such broker, bank or other nominee transmits optional cash deposits on behalf of a Beneficial Owner. B&N Forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 6.

8.      Which stockholders may use the Authorization Card?

                    The Authorization Card is designed to be used by eligible stockholders whose shares are registered in their names for the reinvestment of dividends and for optional cash deposits. In addition, the Authorization Card may be used by a broker, bank or other nominee as owner of record on behalf of a Beneficial Owner for optional cash deposits only. Beneficial Owners who wish to have cash dividends reinvested must either make appropriate arrangements for their nominee to participate or must become Registered Owners by having all or a portion of their shares transferred to their own name. However, if a broker, bank or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, the Authorization Card may be used solely for the reinvestment of dividends, and optional cash deposits must be made through the use of the B&N Form, as described in Question 17.

9.        When may an eligible stockholder enroll in the Plan?

                    Eligible stockholders of Common Stock may enroll in the Plan at any time. Once enrolled, Participants remain enrolled until they discontinue their participation or until the Plan is terminated. See Questions 28 and 35 regarding termination of the Plan.


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

10.       When is a Participant's enrollment in the Plan effective?

                    For enrollment to be effective with respect to a particular dividend, an Authorization Card must be received from a stockholder on or before the record date established for such dividend. If the Authorization Card is received after that record date, the reinvestment of dividends will begin on the Investment Date following the next dividend record date, provided that such stockholder is still an eligible stockholder. An eligible stockholder may also enroll in the Plan through the timely delivery of an Authorization Card and an optional cash deposit. See Question 20.

11.       How may a Participant change options under the Plan?

                    Participants may change their investment options at any time by requesting a new Authorization Card and returning it to the Plan Administrator at the address set forth in Question 6.

Purchases

12.       When will shares be purchased under the Plan?

                    Purchases of shares of Common Stock will be made on the relevant Investment Date (as defined in Questions 14 and 19) or, in the case of open market purchases, as soon thereafter as is practicable. In the event that such shares are purchased on the open market, The Chase Manhattan Bank ("Chase") or another unaffiliated third party which, pursuant to a standard fee agreement with the Plan Administrator, purchases and sells shares for Participants on the open market, may acquire such shares on any securities exchange where the Common Stock is traded, in the over-the-counter market or by negotiated transactions. Neither Citicorp, including the Plan Administrator, which is a wholly-owned subsidiary of Citicorp, nor any Participant shall have any authority or power to direct the time or price at which shares may be purchased on the open market, or the selection of the broker or dealer through or from whom purchases are to be made. NO INTEREST WILL BE PAID BY CITICORP OR THE PLAN ADMINISTRATOR ON DIVIDENDS OR OPTIONAL CASH DEPOSITS HELD PENDING REINVESTMENT OR INVESTMENT.

13. What will be the price to Participants of shares purchased with reinvested dividends?

                    The price per share of Common Stock purchased with reinvested dividends will be equal to the average of the daily high and low sale prices, computed to four decimal places, of the Common Stock as reported on the New York Stock Exchange (the "NYSE") for the first twelve Trading Days (as defined below) of the calendar month in which dividends are paid. The price to be paid for shares of Common Stock purchased under the Plan may be adjusted prior to the Investment Date related to any particular Pricing Period by Citicorp, acting in its sole discretion, to reflect a discount of 0% to 5% from the Market Price. The discount from the Market Price has been set at 0% for the past two years. Citicorp has no present intention to increase such discount. A "Trading Day" means a day on which trades in the Common Stock are reported on the NYSE. The period encompassing the first twelve Trading Days of each month constitutes the relevant "Pricing Period."

                    Please refer to Question 17 for a discussion of the purchase price applicable to purchases of shares made with optional cash deposits and, in particular, the discount, if any, from the Market Price applicable to optional cash deposits made pursuant to Requests for Waiver, as described below. Purchases made with optional cash deposits pursuant to such Requests for Waiver may be subject to a Threshold Price.

14. What are the record dates and Investment Dates for dividend reinvestments?

                    If an Authorization Card requesting reinvestment of dividends is received by the Plan Administrator on or before the record date established for a particular dividend, and such dividend is paid during a Pricing Period, the "Investment Date" with respect to such dividend will be the first Trading Day following the Pricing Period, using the

          Market Price determined during such Pricing Period.
          Dividends paid after a Pricing Period will be reinvested on the dividend payment date using the Market Price determined during that month's Pricing Period. "Market Price" means the average of the daily high and low sale prices, computed to four decimal places, of the Common Stock on the NYSE for the first twelve Trading Days of each calendar month. Please refer to Questions 17 and 19 for a discussion of the record dates and Investment Dates applicable to optional cash deposits.

15. How will the number of shares purchased for a Participant be determined?

                    A Participant's account in the Plan will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested on behalf of such Participant divided by the purchase price per share as calculated pursuant to the methods described in Question 13 or 17, as applicable. The total amount to be invested will depend on the amount of any dividends paid on the number of Participating Shares and Plan Shares in such Participant's Plan account and any optional cash deposits made by such Participant and available for investment on the record date prior to the related Investment Date. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no maximum number of shares that can be issued pursuant to the reinvestment of dividends.

                    The Plan does not reflect a change in Citicorp's dividend policy or a guarantee of future dividends, which will continue to be determined by the Board of Directors based upon Citicorp's earnings, financial condition and other factors.

16.       What is the source of Common Stock purchased under the Plan?

                    Plan Shares will be purchased either directly from Citicorp, in which event such shares will be either authorized but unissued shares or shares held in the treasury, or on the open market, or by a combination of the foregoing, at the option of Citicorp.

Optional Cash Deposits

17.       How does the optional cash deposit feature of the Plan work?

                    All Registered Owners, except for brokers, banks and other nominees (discussed below), who have submitted signed Authorization Cards indicating their intention to participate in this feature of the Plan are eligible to make optional cash deposits during any month. Each month the Plan Administrator will apply any optional cash deposit received from a Participant prior to the commencement of that month's Pricing Period to the purchase of additional shares of Common Stock for the account of the Participant on the following Investment Date, if such Common Stock is purchased from Citicorp, or on (or as soon as determined by the Plan Administrator after) such Investment Date, if such Common Stock is purchased on the open market.

                    Other than in the case of optional cash deposits of more than $25,000 made pursuant to written Requests for Waiver, the price per share of Common Stock purchased with such optional cash deposits will be the Market Price for the Pricing Period immediately preceding the related Investment Date as defined in Questions 18 and 19. The price to be paid per share of Common Stock purchased under the Plan may be adjusted prior to the Investment Date related to any particular Pricing Period by Citicorp, acting in its sole discretion, to reflect a discount of 0% to 5% from the Market Price. The discount from the Market Price has been set at 0% for the past two years. Citicorp has no present intention to increase such discount. For the discount, if any, from the Market Price applicable to purchases made pursuant to written Requests for Waiver, see Question 18.

                    A broker, bank or other nominee, as holder of shares of Common Stock on behalf of a Beneficial Owner, may utilize the Authorization Card for optional cash deposits, unless such entity holds the shares in the name of a major securities depository. If a broker, bank or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, optional cash deposits must be made through the use of the B&N Form. See Question 7.

18.       What limitations apply to optional cash deposits?

                    Each optional cash deposit is subject to a minimum per month purchase limit of $100 and a maximum per month purchase limit of $5,000. For purposes of these limitations, all Plan accounts under the common control or management of a Participant will be aggregated. Optional cash deposits of less than $100 and that portion of any optional cash deposit which exceeds the maximum monthly purchase limit, unless such limit has been waived by Citicorp, are subject to return to the Participant, without interest.

                    Regardless of the number of shares of Common Stock held by a Participant as of the related record date, Participants may make optional cash deposits of up to $5,000 each month without the prior approval of Citicorp. Optional cash deposits in excess of $5,000 but not greater than $25,000 may be made with the prior approval of Citicorp. Approval of such deposits has not been granted during the past two years and Citicorp has no present intention of approving such deposits. Optional cash deposits in excess of $25,000 may be made by a Participant only upon acceptance by Citicorp of a written Request for Waiver from such Participant. Citicorp has not granted Requests for Waiver during the past two years. No pre-established maximum limit applies to optional cash deposits that may be made pursuant to Requests for Waiver. Prior approval or acceptance of a Request for Waiver, as appropriate with respect to the amount of the optional cash deposit, must be obtained each month prior to the commencement of the Pricing Period with respect to which such waiver is sought. Participants interested in making optional cash deposits in excess of $5,000 or in obtaining a Request for Waiver should contact Citicorp at
          (212) 559-2718.

                    Waivers will be considered on the basis of a variety of factors, which may include: Citicorp's current and projected capital needs, the alternatives available to Citicorp to meet those needs, prevailing market prices for Common Stock and other Citicorp securities, general economic and market conditions, expected aberrations in the price or trading volume of Citicorp securities, the number of shares of Common Stock held by the Participant submitting the waiver request, the aggregate amount of optional cash deposits for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of waivers will be made in the absolute discretion of Citicorp.

                    Participants in the Plan are not obligated to participate in the optional cash deposit feature of the Plan at any time. Optional cash deposits need not be in the same amount each month.

                    Unless it waives its right to do so, Citicorp may establish for each Pricing Period a minimum price (the "Threshold Price") which applies only to the investment of optional cash deposits made pursuant to written Requests for Waiver, as described above. The Threshold Price will be established by Citicorp at least five business days prior to the commencement of the Pricing Period. The Threshold Price will be established in Citicorp's sole discretion after a review of current market conditions and other relevant factors. Participants may obtain the Threshold Price applicable to the next Pricing Period by telephoning Citicorp at (212) 559-4764. The Threshold Price will be a stated dollar amount that the average of the high and low sale prices of the Common Stock on the NYSE for each Trading Day of the relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a particular Trading Day of the Pricing Period, that Trading Day will be excluded from that Pricing Period. Thus, for example, if the Threshold Price is not satisfied for three of the twelve Trading Days, the average sales price for purchases and the amount of optional cash deposits which may be invested will be based upon the remaining nine Trading Days when the Threshold Price was satisfied. In this case, 3/12 (i.e. 25%) of each Participant's optional cash deposit made pursuant to a written Request For Waiver would be returned, without interest, to such Participant by check. This return procedure will apply regardless of whether shares are purchased on the open market or directly from Citicorp.

                    Each month, at least five business days prior to the commencement of the next Pricing Period, Citicorp will establish the discount from the Market Price applicable to optional cash deposits made pursuant to written Requests for Waiver. Such discount (the "Waiver Discount"), which will be between 0% and 5% of the Market Price, may vary each month; however, the Waiver Discount established each month will apply to all optional cash discounts made pursuant to written

          Requests for Waiver that month. The Waiver Discount will be established in Citicorp's sole discretion after a review of current market conditions, the level of participation and current and projected capital needs. The Waiver Discount applies only to optional cash deposits made pursuant to written Requests for Waiver. Participants may obtain the Waiver Discount applicable to the next Pricing Period by telephoning Citicorp at (212) 559-4764.

                    Only optional cash deposits in excess of $25,000 are affected by the return procedure, the Threshold Price provision described in the preceding two paragraphs and the Waiver Discount. All other optional cash deposits will be made without regard to the Threshold Price provision.

                    For any Investment Date, Citicorp may waive its right to set a Threshold Price for optional cash deposits in excess of $25,000. Any such waiver will be announced at least five business days prior to the commencement of the Pricing Period for such Investment Date. Setting a Threshold Price or Waiver Discount for an Investment Date shall not affect the setting of a Threshold Price or Waiver Discount for any subsequent Investment Date.

                    The Threshold Price provision and return procedure and the Waiver Discount feature discussed above apply only to optional cash deposits made pursuant to written Requests for Waiver and do not apply to the reinvestment of dividends.

19. What are the record dates and Investment Dates for optional cash deposits?

                    Optional cash deposits to be made in a particular month will be invested on the Investment Date (as defined below) that occurs in that month. In the case of optional cash deposits to be made during a month in which no dividend is paid, the record date, that is, the date by which the Plan Administrator must receive optional cash deposits and related investment instructions for purchases to be made in that month, is the last Trading Day of the prior month. The record date for optional cash deposits made in a month in which a dividend is paid is the record date applicable to such dividend payment.

                    The "Investment Date" for optional cash deposits to be made in a particular month is the first Trading Day after that month's Pricing Period.

                    Optional cash deposits received by the Plan Administrator in a particular month will be applied to the purchase of shares of Common Stock on the Investment Date that occurs in the following month.

                    For a schedule of record dates and Investment Dates applicable to optional cash deposits in 1998 and 1999, see Schedule A.

20.       When must optional cash deposits be received?

                    Each month the Plan Administrator will apply any optional cash deposit for which good funds are received prior to the commencement of a Pricing Period to the purchase of shares of Common Stock for the account of the Participant on the Investment Date which relates to that Pricing Period. See Question 19. Optional cash deposits may be made with a check or money order made payable to "Citibank, N.A." Wire transfers may be made, but only if approved in writing in advance by the Plan Administrator and if received by the Plan Administrator no later than 12:00 Noon on the business day prior to the commencement of the related Pricing Period.

                    NO INTEREST WILL BE PAID BY CITICORP OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH DEPOSITS HELD PENDING INVESTMENT. OPTIONAL CASH DEPOSITS DO NOT CONSTITUTE DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                    In order for payments to be invested on the Investment Date, in addition to the receipt of good funds prior to the commencement of a Pricing Period, the Plan Administrator must be in receipt of an Authorization Card or a B&N Form, as appropriate, as of the related record date. See Questions 6 and 8.

21.       May optional cash deposits be returned to a Participant?

                    Upon written request addressed to the Plan Administrator received at least five full business days prior to the record date for the next Investment Date, optional cash deposits will be returned to Participants. Requests for return of optional cash deposits received less than five full business days prior to the record date for the next Investment Date will not be honored. Additionally, a portion of each optional cash deposit that exceeds $25,000 will be returned by check, without interest, as soon as practicable after the Investment Date for each Trading Day of the Pricing Period that does not meet the Threshold Price, if any. See Question 18. Also, each optional cash deposit, to the extent that it does not conform to the limitations described in Question 18, will be subject to return to the Participant.

Costs

22. Are there any expenses to Participants in connection with their participation under the Plan?

                    Participants will incur no brokerage commissions or service charges for purchases made under the Plan. All costs of administration of the Plan, including the purchase of Plan Shares, will be paid by Citicorp. However, Participants who request that the Plan Administrator sell their shares in the event of their withdrawal from the Plan (see Questions 25 and 28) must pay any related brokerage commissions and applicable transfer taxes.

Reports to Participants

23.      What kinds of reports will be sent to Participants?

                    As soon as practicable after each purchase of shares on behalf of a Participant, a statement of account will be mailed to such Participant. These statements, which provide a record of account activity and indicate the cost of such Participant's purchases under the Plan, should be retained for tax purposes. In addition, each Participant will receive, from time to time, communications sent to every other holder of Common Stock.

                    If applicable, each Participant will receive annually Internal Revenue Service information (on Form 1099) for reporting dividend income received.

Certificates of Shares

24.       Will certificates be issued for shares purchased?

                    No. Plan Shares will be held in the name of the Plan Administrator or its nominee. This service protects against the loss, theft and destruction of stock certificates evidencing Plan Shares. However, stock certificates will be issued to any Participant upon specific written request. See Questions 25 and 28. The number of Plan Shares purchased for a Participant's account under the Plan will be indicated on such Participant's statement of account.

                    Participants also have the option to deliver to the Plan for safekeeping stock certificates registered in their name that are subject to the Plan. Participants may deliver such certificates to the Plan Administrator along with the Authorization Card when enrolling in the Plan, or may do so at any time thereafter while participating in the Plan. Stock certificates must be endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Plan Administrator duly executed by, the Participant (or his attorney duly authorized in writing) when delivered to the Plan for safekeeping. The Plan Administrator reserves the right to maintain shares represented by such stock certificates in its name or in the name of its nominee.

                    Each Plan account is maintained in the name in which the related Participant's certificates were registered at the time of enrollment in the Plan. Stock certificates for whole shares purchased under the Plan will be similarly registered when issued upon a Participant's request. If a Participant is a Beneficial Owner, such request should be placed through such

          Participant's banker, broker or other nominee. See Questions
          8 and 17. A Participant who wishes to
          pledge shares credited to such Participant's Plan account must first withdraw such shares from the account.

Withdrawal of Shares in Plan Accounts

25.       How may shares be withdrawn from the Plan?

                    Plan Shares credited to a Participant's account may be withdrawn by a Participant by notifying the Plan Administrator in writing specifying the number of shares to be withdrawn. A stock certificate for the number of whole shares of Common Stock so withdrawn will be issued to and registered in the name of the Participant. For additional information concerning the effects of termination of participation in the Plan, the sale of all Plan Shares and the withdrawal of Plan Shares, please refer to Question 28. In no case will certificates for fractional shares of Common Stock be issued.

26. Will dividends on shares withdrawn from the Plan continue to be reinvested?

                    If the Participant has authorized "Full Dividend Reinvestment," cash dividends with respect to shares withdrawn from a Participant's account will continue to be reinvested. If, however, cash dividends with respect to only a portion of the shares registered in a Participant's name are being reinvested, the Plan Administrator will continue to reinvest dividends on only the number of shares specified by the Participant on the Authorization Card unless a new Authorization Card specifying a different number of shares is delivered.

27. Will dividends on a Participant's Plan Shares continue to be reinvested if the Participant sells or transfers shares ofCommon Stock?

                    If a Participant sells or transfers all of such Participant's Participating Shares, the Plan Administrator will continue to reinvest dividends on such Participant's Plan Shares until a written request for withdrawal of the Plan Shares from the Plan is received from the Participant. If the Participant sells or transfers all of such Participant's Plan Shares such that there is no longer a balance credited to the related Plan account, the Plan Administrator will cease to reinvest dividends on such Participant's Participating Shares and such Plan account will be closed. In all other cases, the Plan Administrator will continue to reinvest dividends on all Plan Shares or Participating Shares as to which no contrary instruction has been received from the Participant. A Participant must maintain a balance in the Participant's Plan account in order to continue to participate in the Plan.

Termination of Participation

28.      How and when may a Participant terminate participation in the Plan?

                    Participation in the Plan may be terminated at any time by providing written notice to the Plan Administrator at least five full business days before the next record date for purchases made through the reinvestment of dividends or optional cash deposits, as the case may be. Participation in the Plan will also be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetency of a Participant at least five full business days before the next record date for a dividend payment. In the event written notice of termination, death or adjudicated incompetency is received by the Plan Administrator later than the sixth full business day before the next record date for a dividend payment, shares will be purchased for the Participant with the related cash dividend and participation in the Plan will not terminate until after such dividend has been reinvested. Upon termination by reason of notice of death or adjudicated incompetency, no purchase of shares will be made for the Participant's account and the Participant's shares and any cash dividends paid thereon will be retained by the Plan Administrator until such time as such Participant's legal representative has been appointed and has furnished proof satisfactory to the Plan Administrator of the legal representative's rights to receive payment.

                    Upon termination of participation in the Plan, unless a Participant has requested that all of the shares held in its account be sold, the Plan Administrator will send such Participant a stock certificate for the number of whole shares in such Participant's account and a check in an amount equal to the value of any fractional share based upon the closing price of Common Stock as reported on the NYSE for the Trading Day immediately preceding the day on which written notice from a Participant is received by the Plan Administrator. Upon receipt of instructions from a Participant to withdraw all Plan Shares from a Plan account, the Plan Administrator will send a stock certificate for the number of whole Plan Shares in that Plan account; if such Participant's most recent authorization card indicated "Full Dividend Reinvestment," cash dividends on such Participant's Participating Shares and the Plan Shares withdrawn from the Plan account would continue to be reinvested. Upon receipt of instructions to sell all Plan Shares, the Plan Administrator will send a check to the Participant in an amount equal to the value of any whole or fractional Plan Shares calculated as provided above and close such Participant's Plan account.

                    Upon termination of participation in the Plan, Participants who do not wish to receive a stock certificate for the number of whole shares in their account may request that all of those shares be sold. If such a request is made, the sale will be made by the Plan Administrator at the prevailing market price as soon as practicable after such request is received. The Participant will receive the proceeds of the sale, less any related brokerage commissions and any applicable transfer taxes.

                    The Plan Administrator has entered into a standard fee agreement with Chase, an unaffiliated third party, to sell Plan Shares through the facilities of discount brokers that Chase uses in the ordinary course of its business. Neither Citicorp nor the Plan Administrator, a wholly-owned subsidiary of Citicorp, provides any instructions to Chase as to the manner in which Plan Shares are to be sold; Chase sells such shares as provided in the Plan.

Rights Offerings, Stock Dividends and Stock Splits

29. If Citicorp has a rights offering, how will the rights on Plan Shares be handled?

                    Participation in any rights offering will be based upon both shares of Common Stock registered in a Participant's name and any whole Plan Shares credited to such Participant's Plan account.

30. What happens if Citicorp issues a dividend payable in stock or declares a stock split?

                    Any stock dividends or split shares distributed by Citicorp on Plan Shares will be credited pro rata to each Participant's account. Stock dividends or split shares distributed on shares registered in a Participant's name will be mailed directly to the Participant.

Voting Rights

31. How will the Plan Administrator vote shares credited to a Participant's account in the Plan at stockholders' meetings?

                    For each meeting of stockholders, a Participant will receive proxy materials that will enable the Participant to vote both the shares registered in the Participant's name directly and shares credited to the Participant's Plan account. If a Participant elects, he or she may vote his or her shares, including all Plan Shares held for his or her account under the Plan, in person at the stockholders' meeting.

Federal Income Tax Consequences to Participants

32.       What are the income tax consequences of participation in the Plan?

                    The following is a summary of the principal U.S. federal income tax consequences of the Plan to Participants who are residents of the U.S. and is based upon current federal income tax law. Participants should consult their own tax advisors to determine particular tax consequences, including state and local income tax (and non-income tax, such as transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and subsequent disposition of stock acquired through the Plan. Local income tax consequences to Participants who are citizens or residents of other countries will vary from jurisdiction to jurisdiction and are not discussed in this Prospectus.

                    Participants in the Plan will be treated for federal income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the fair market value on that date of the shares acquired with reinvested dividends. Such shares will have a tax basis equal to the same amount. For federal income tax purposes, the fair market value of shares acquired with reinvested dividends under the Plan will be equal to the average of the high and low sale prices of the Common Stock, rounded to the nearest eighth of a dollar, on the dividend payment date. It should be noted that the fair market value on the dividend payment date is likely to differ from the Market Price for the Pricing Period immediately preceding the related dividend payment date (which is used to determine the number of shares acquired).

         The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends.

        Cash dividends reinvested .................................... $575.00
        Assumed fair market value* ......................... $120.00
        Assumed Market Price* .............................. $115.00
        Net purchase price per share ....................... $115.00
        Number of shares purchased ($575.00/$115.00) .......     5.0
        Total taxable dividend resulting from transaction
          ($120.00 x 5) ...............................................$600.00


* These prices are assumed for illustrative purposes only, and will vary with the market price of Common Stock.

                    Participants will be treated as having received a dividend, upon the purchase of shares with an optional cash deposit, in an amount equal to the excess, if any, of the fair market value of the shares on the date on which they are acquired over the amount of the optional cash deposit. Such shares will have a tax basis equal to the amount of the deposit plus the excess, if any, of the fair market value of the shares purchased over the amount of the deposit. The fair market value on an acquisition date is likely to differ from the Market Price for the Pricing Period immediately preceding the related Investment Date (which is used to determine the number of shares acquired).

         The following example may be helpful to illustrate the federal income tax consequences of the optional cash deposit feature.

        Optional cash deposit ....................................... $1,000.00
        Assumed fair market value* ..................... $120.00
        Assumed Market Price* .......................... $115.00
        Net purchase price per share ................... $115.00
        Number of shares purchased ($1,000/$115.00) ....  8.6956
        Total taxable dividend resulting from transaction
          ((8.6956 x $120.00)-$1,000) ................................ $  43.47


* These prices are assumed for illustrative purposes only, and will vary with the market price of Common Stock.

          In the case of corporate stockholders, dividends may be eligible for the dividends-received deduction.

     A Participant's holding period for shares acquired pursuant to the Plan will begin on the day following the Investment Date.

     A Participant will not realize any taxable income upon receipt of certificates for whole shares credited to the Participant's account, either upon the Participant's request for certain of those shares or upon termination of participation in the Plan.

                    A Participant will realize gain or loss upon the sale or exchange of shares acquired under the Plan. A Participant will also realize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the Participant's account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the shares or fractional share equivalent and the tax basis therefor.

                    The foregoing discussion is based on the assumption that newly issued or treasury shares will be purchased directly from Citicorp. If the shares are purchased in the open market, the consequences will be generally the same. However, the payment of brokerage commissions by Citicorp in connection with the purchase or sale of shares in the open market may be treated as additional dividend income to the Participant and, in such event, will increase the tax basis of such shares.

33. How are income tax withholding provisions applied to stockholders who participate in the Plan?

                    If a Participant fails to provide certain federal income tax certifications in the manner required by law, dividends on shares of Common Stock, proceeds from the sale of fractional shares and proceeds from the sale of shares held for a Participant's account may be subject to federal income tax withholding at the rate of 31%. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain stockholders (including most corporations) are, however, exempt from the above withholding requirements.

                    If a Participant is a foreign stockholder whose dividends are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in shares will be credited to such Participant's account.

Responsibility of Citicorp and the Plan Administrator

34. What are the responsibilities of Citicorp and the Plan Administrator under the Plan?

                    Neither Citicorp nor the Plan Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of the failure to terminate a Participant's account upon such Participant's death, the prices at which shares are purchased for the Participant's account, the times when purchases or sales are made, or fluctuations in the market value of Common Stock; the foregoing, however, does not abridge the rights of Participants to bring actions against Citicorp or the Plan Administrator based on alleged violations of federal securities laws.

                    The Participant should recognize that neither Citicorp nor the Plan Administrator can provide any assurance of a profit or protection against loss on shares purchased under the Plan.

Suspension, Modification or Termination of the Plan

35.       May the Plan be suspended, modified or terminated?

                    Citicorp reserves the right to suspend or terminate the Plan at any time, including during the period between a record date and the related Investment Date. Participants will be notified of any such suspension or termination. Citicorp also reserves the right to make modifications to the Plan and, in such event, will provide Participants with a copy of any material modification. Upon termination of the Plan, except in the circumstances described below, any uninvested optional cash deposits will be returned, a stock certificate for whole shares credited to each Participant's Plan account will be issued and a cash payment will be made for any fractional share credited to each such account.

                    In the event that Citicorp terminates the Plan for the purpose of establishing another dividend reinvestment and common stock purchase plan, Participants will be automatically enrolled in such other plan and shares credited to their Plan accounts will be credited automatically to such other plan, unless notice to the contrary is received by the Plan Administrator.

                    Citicorp and the Plan Administrator also reserve the right to terminate any Participant's participation in the Plan at any time for any reason including, without limitation, engagement in arbitrage-related activities, trading, transactional profit activities or excessive joinings and terminations which may cause aberrations in the price or trading volume of Common Stock.

Other Information

36. How may Participants obtain answers to questions concerning their Plan accounts?

                    Questions concerning Plan accounts should be addressed to the Plan Administrator at the address and telephone number provided at Question 6.

37. How may stockholders obtain answers to other questions regarding the Plan?

                    Stockholders may call (212) 559-4764 to obtain the current Threshold Price or Waiver Discount, if any, applicable to certain optional cash deposits. For permission to invest amounts in excess of the maximum monthly purchase limits, call (212) 559-2718. See Question 18.

           Any additional questions should be directed to:

               Citicorp Investor Relations
               399 Park Avenue
               New York, New York 10043

               or call (800) 342-6690.

38.       Who bears the risk of market fluctuations in Common Stock?

                    A Participant's investment in shares held in his or her Plan account is no different than his or her investment in directly held shares in this regard. Each Participant bears all risk of loss that may result from market fluctuations in the price of Common Stock.

                    Neither Citicorp nor the Plan Administrator can guarantee that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

39.       Who interprets the Plan?

                    Any question of interpretation arising under the Plan will be determined by Citicorp, and any such determination will be final. Citicorp may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of the Plan and its operation will be governed by the laws of the State of New York.

40.       What are some of the responsibilities of Participants under the Plan?

                    Plan Shares are subject to escheat to the state in which the Participant resides in the event that such shares are deemed, under such state's laws, to have been abandoned by the Participant. Although escheat laws vary by state, the Plan account of a New York resident may be subject to escheat if the Participant cannot be located and the Plan Administrator has not received any written communication from such Participant during the prior five-year period.

                    Participants, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.

                    Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any shares of Common Stock or cash held by the Plan Administrator except as expressly provided herein.

                                 USE OF PROCEEDS

         The net proceeds from the sale of the Common Stock offered pursuant to the Plan will be used for the general corporate purposes of Citicorp, including investments in, or, as permitted by law, extensions of credit to, Citicorp's banking and nonbanking subsidiaries.

                              PLAN OF DISTRIBUTION

         The Common Stock acquired under the Plan is being sold directly by Citicorp. Citicorp may sell Common Stock to Participants (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to waivers granted with respect to the optional cash deposit feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions. These exchanges include the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange, the national exchanges on which the Common Stock is currently listed.

         In the past, a portion of the shares of Common Stock available for issuance under the Plan was issued pursuant to such waivers; Citicorp has no present intention of accepting optional cash deposits in excess of $5,000 per month from any Participant. The difference between the price Participants pay to Citicorp for shares of Common Stock acquired under the Plan, after deduction of the applicable discount, if any, from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such Participants in connection with such transactions.

         Citicorp has not issued any shares of Common Stock under the optional cash deposit feature of the Plan pursuant to any waiver of the $5,000 maximum monthly purchase limit during the past two years. Citicorp does not have any formal or informal understanding with any financial intermediary to purchase shares of Common Stock pursuant to the optional cash deposit feature of the Plan and, therefore, the extent of such financial intermediaries' future participation under the Plan cannot be determined at this time.

         Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no maximum number of shares that can be issued pursuant to the reinvestment of dividends. Under certain circumstances, it is possible for financial intermediaries to engage in positioning transactions in order to receive the dividends paid to stockholders of record or to benefit from the discount, if any, from the Market Price applicable under the Plan to shares of Common Stock acquired through the reinvestment of dividends. With respect to any related sales of Common Stock, such financial intermediaries may be deemed to be underwriters within the meaning of the Securities Act.

         Citicorp will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Common Stock under the Plan. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less any related brokerage commissions and any applicable transfer taxes.

         Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                     EXPERTS

         The consolidated financial statements of Citicorp and subsidiaries included in Citicorp's Annual Report and Form 10-K for 1997 have been incorporated herein by reference in reliance upon the report set forth therein of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby has been passed upon for Citicorp by Stephen E. Dietz, an Associate General Counsel of Citibank. Mr. Dietz owns or has the right to acquire a number of shares of Common Stock of Citicorp equal to less than 0.01% of the outstanding Common Stock. He may participate in the Plan.

          Certain Federal income tax matters have been passed upon for Citicorp by E. Noel Harwerth, Esq., Chief Tax Officer of Citibank. Ms. Harwerth owns or has the right to acquire a number of shares of Common Stock equal to less than 0.01% of the outstanding Common Stock. She may participate in the Plan.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law provides for the indemnification of directors and officers of corporations organized thereunder in certain circumstances. In addition, said Section 145 grants to each such corporation the power to indemnify its directors and officers against liability for certain of their acts.

         The Restated Certificate of Incorporation, as amended, of Citicorp provides for indemnification of directors and officers of Citicorp to the fullest extent permitted by the law of the State of Delaware against liability for certain of their acts.

         Directors and officers liability insurance has also been obtained by Citicorp, the effect of which is to indemnify the directors and officers of Citicorp against certain damages and expenses because of certain claims made against them caused by their negligent act, error or omission.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Citicorp pursuant to the foregoing provisions or otherwise, Citicorp has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    GLOSSARY

"Beneficial Owners": stockholders who beneficially own shares of Common Stock that are registered in a name other than their own (i.e., in the name of a broker, bank or other nominee).

"B&N Form": a Broker and Nominee Form.

"Chase": The Chase Manhattan Bank, as successor-in-interest to United States Trust Company of New York, an unaffiliated entity with which the Plan Administrator has entered into a standard fee agreement to purchase and sell Plan Shares on the open market.

"Citibank": Citibank, N.A., principal subsidiary of Citicorp.

"Commission": Securities and Exchange Commission.

"Common Stock": common stock, $1.00 par value, of Citicorp.

"Exchange Act": Securities Exchange Act of 1934, as amended.

"Investment Date": for optional cash deposits, the first Trading Day after the related Pricing Period.

"Market Price": the average of the daily high and low sale prices, computed to four decimal places, of the Common Stock on the NYSE for the first twelve Trading Days of each calendar month.

"NYSE": New York Stock Exchange.

"Participant": an eligible holder of Common Stock who wishes to participate in the Plan.

"Participating Shares": shares of Common Stock owned by a Participant as to which such Participant has directed Citicorp to pay the related cash dividends to the Plan Administrator on shares of Common Stock owned by the Participant on the applicable record date

"Plan": Citicorp's Dividend Reinvestment and Common Stock Purchase Plan.

"Plan Administrator": the plan administrator that administers the Plan, keeps records, sends statements of account to each Participant and performs other duties related to the Plan. Citibank has served as Plan Administrator since the Plan's inception.

"Plan Shares": all whole and fractional shares of Common Stock credited to a Participant's Plan account.

"Pricing Period": the period encompassing the first twelve Trading Days of each month.

"Registered Owners": stockholders whose shares of Common Stock are registered on the stock transfer book of Citicorp in their own names.

"Securities Act": Securities Act of 1933, as amended.

"Threshold Price": with respect to each Trading Day during a Pricing Period, the minimum price which, if not met, requires the Plan Administrator to refund one-twelfth of each optional cash deposit made pursuant to written Requests for Waiver.

"Trading Day": a day on which trades in the Common Stock are reported on the NYSE.

Chase"Waiver Discount": the discount from the Market Price applicable to optional cash deposits made pursuant to written Requests for Waiver. Such discount will vary between 0% and 5% of the Market Price and may vary each month.

                                                                      SCHEDULE A

          Important Dates for Optional Cash Deposits in 1998 and 1999*

                                   Optional Cash
                                   Deposit must be                  Pricing Period
Record Date:                       received by:                     commences on:                      Investment Date:
------------                       ------------                     -------------                      ----------------
March 31, 1998                     March 31, 1998                   April 1, 1998                      April 17, 1998
April 30, 1998                     April 30, 1998                   May 1, 1998                        May 19, 1998
May 29, 1998                       May 29, 1998                     June 1, 1998                       June 17, 1998
June 30, 1998                      June 30, 1998                    July 1, 1998                       July 20, 1998
July 31, 1998                      July 31, 1998                    August 3, 1998                     August 19, 1998
August 31, 1998                    August 31, 1998                  September 1, 1998                  September 18, 1998
September 30, 1998                 September 30, 1998               October 1, 1998                    October 19, 1998
October 30, 1998                   October 30, 1998                 November 2, 1998                   November 18, 1998
November 30, 1998                  November 30, 1998                December 1, 1998                   December 17, 1998
December 31, 1998                  December 31, 1998                January 4, 1999                    January 21, 1999
January 29, 1999                   January 29, 1999                 February 1, 1999                   February 18, 1999
February 26, 1999                  February 26, 1999                March 1, 1999                      March 17, 1999
March 31, 1999                     March 31, 1999                   April 1, 1999                      April 19, 1999
April 30, 1999                     April 30, 1999                   May 3, 1999                        May 19, 1999
May 28, 1999                       May 28, 1999                     June 1, 1999                       June 17, 1999
June 30, 1999                      June 30, 1999                    July 1, 1999                       July 20, 1999
July 30, 1999                      July 30, 1999                    August 2, 1999                     August 18, 1999
August 31, 1999                    August 31, 1999                  September 1, 1999                  September 20, 1999
September 30, 1999                 September 30, 1999               October 1, 1999                    October 19, 1999
October 29, 1999                   October 29, 1999                 November 1, 1999                   November 17, 1999
November 30, 1999                  November 30, 1999                December 1, 1999                   December 17, 1999
----------

*Subject to changes in New York Stock Exchange holiday schedule.

                           Important Telephone Numbers

To obtain:                                                       Call:
Authorization Cards and B&N Forms                           (800) 422-2066
Threshold Price and Waiver Discount information             (212) 559-4764
Permission to exceed Optional Cash Deposit limitations      (212) 559-2718
Information concerning your Plan account                    (800) 422-2066
Additional information concerning the Plan or Citicorp      (800) 342-6690


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

                              CITICORP [LOGO] (R)


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